Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

by and between

BELO CORP.

and

A. H. BELO CORPORATION

Dated as of February         , 2008

		Page

6.11	Texas Forum	17
6.12	Interpretation; Conflict With Distribution Agreement	18
6.13	Severability	18
6.14	Effectiveness of the Agreement	18

ii

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of February     , 2008, is entered into by and between Belo Corp., a Delaware corporation (“Belo”), and A. H. Belo Corporation, a Delaware corporation (“Newspaper Holdco”).

RECITALS

WHEREAS, Belo and Newspaper Holdco have entered into a Separation and Distribution Agreement dated as of the date hereof (the “Distribution Agreement”) providing for, among other things, the distribution by Belo to its shareholders of all of the outstanding shares of Series A common stock and Series B common stock of Newspaper Holdco; and

WHEREAS, Belo and Newspaper Holdco wish to set forth their agreement as to certain employee, benefit and compensation matters in connection with the transactions contemplated by the Distribution Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and the Distribution Agreement, Belo and Newspaper Holdco agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless otherwise defined in this Agreement, capitalized words and phrases used in this Agreement have the meanings set forth below. Capitalized terms used in this Agreement and not otherwise defined will have the meanings set forth in the Distribution Agreement.

Action has the meaning given that term in the Distribution Agreement.

Affiliate has the meaning given that term in the Distribution Agreement.

Agreement means this Employee Matters Agreement.

Ancillary Agreement has the meaning given that term in the Distribution Agreement.

Belo has the meaning set forth in the preamble to this Agreement.

Belo Employee has the meaning set forth in Section 2.1(a).

Belo Group has the meaning given that term in the Distribution Agreement.

Belo Post-Distribution Stock Value means (i) if the Series A Belo Common Stock is trading in the “ex-distribution” market on the NYSE on the Distribution Date, the per share closing price of the Series A Belo Common Stock in such market on the Distribution Date; and (ii) if the Series A Belo Common Stock is not trading in the “ex-distribution” market on the NYSE on the Distribution Date, the per share opening price of the Series A Belo Common Stock on the NYSE on the first trading day following the Distribution Date.

Belo Pre-Distribution Stock Value means the per share closing price of Series A Belo Common Stock in the “regular way” market on the NYSE on the Distribution Date.

Belo Stock Option means an option issued by Belo to purchase shares of Series B Belo Common Stock.

Benefit Plan means (i) each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, (ii) each “employee pension benefit plan” as defined in Section 3(2) of ERISA and (iii) each other employee benefit plan, arrangement, policy or payroll practice (including sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance). The term Belo Benefit Plan means a Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Belo or a member of the Belo Group, and the term Newspaper Holdco Benefit Plan means a Benefit Plan (other than a Belo Benefit Plan) sponsored, maintained, contributed to or required to be contributed to by Newspaper Holdco or a member of the Newspaper Holdco Group.

COBRA means the continuation coverage requirements for “group health plans” as set forth in Section 4980B of the Code and Sections 601 through 608 of ERISA.

Code means the Internal Revenue Code of 1986, as amended, or any successor federal tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

Distribution Agreement has the meaning set forth in the recitals to this Agreement.

Distribution Date has the meaning given that term in the Distribution Agreement.

Effective Time has the meaning given that term in the Distribution Agreement.

Equity Adjustment Ratio means 0.20.

ERISA means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

Former Belo Employee means any individual who as of the Effective Time is a former employee of a member of the Belo Group or a member of the Newspaper Holdco Group and whose last employment with the Belo Group or the Newspaper Holdco Group was with a member of the Belo Group. For the avoidance of doubt, the corporate employees of Belo prior to the Effective Time who are named or described in Section 2.1(b) are, for purposes of this Agreement, Newspaper Holdco Employees and not Former Belo Employees.

Former Newspaper Holdco Employee means any individual who as of the Effective Time is a former employee of a member of the Belo Group or a member of the Newspaper Holdco Group and whose last employment with the Belo Group or the Newspaper Holdco Group was with a member of the Newspaper Holdco Group.

Law has the meaning given that term in the Distribution Agreement.

Liabilities has the meaning given that term in the Distribution Agreement.

Loss has the meaning given that term in the Distribution Agreement.

Newspaper Holdco has the meaning set forth in the preamble to this Agreement.

Newspaper Holdco Employee has the meaning set forth in Section 2.1(b).

Newspaper Holdco Group has the meaning given that term in the Distribution Agreement.

Newspaper Holdco Stock Option means an option issued by Newspaper Holdco pursuant to Section 5.1(b).

Newspaper Holdco Stock Value means (i) if the Series A Newspaper Holdco Common Stock is trading in the “when-issued” market on the NYSE on the Distribution Date, the per share closing price of the Series A Newspaper Holdco Common Stock in such market on the Distribution Date; and (ii) if the Series A Newspaper Holdco Common Stock is not trading in the “when-issued” market on the NYSE on the Distribution Date, the per share opening price of the Series A Newspaper Holdco Common Stock on the NYSE on the first trading day following the Distribution Date.

NYSE has the meaning given that term in the Distribution Agreement.

Option Conversion Ratio means with respect to each Belo Stock Option outstanding on the Distribution Date the quotient determined by dividing (i) the exercise price of such Belo Stock Option by (ii) the Belo Pre-Distribution Stock Value.

Parties has the meaning given that term in the Distribution Agreement.

Person has the meaning given that term in the Distribution Agreement.

Restricted Stock Unit means a right issued by Belo or Newspaper Holdco representing a contractual entitlement to one share of Series A common stock of the issuer.

Series A Belo Common Stock has the meaning given that term in the Distribution Agreement.

Series A Newspaper Holdco Common Stock has the meaning given that term in the Distribution Agreement.

Series B Belo Common Stock has the meaning given that term in the Distribution Agreement.

Series B Newspaper Holdco Common Stock has the meaning given that term in the Distribution Agreement.

Subsidiary has the meaning given that term in the Distribution Agreement.

Transferred Belo Employee has the meaning set forth in Section 2.6(b)(i).

Transferred Newspaper Holdco Employee has the meaning set forth in Section 2.6(b)(ii).

1.2 General Interpretive Principles. In this Agreement, unless the context clearly indicates otherwise:

        (i) words used in the singular include the plural and words used in the plural include the singular;

        (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and a reference to such Person’s Affiliates or Subsidiaries will be deemed to mean such Person’s Affiliates or Subsidiaries following the Distribution;

        (iii) references to any gender include the other gender;

        (iv) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”;

        (v) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement;

        (vi) references to any Law mean such Law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

        (vii) any portion of this Agreement obligating a Party to take any action or refrain from taking any action, as the case may be, will mean that such Party will also be obligated to cause its relevant Affiliates to take such action or refrain from taking such action, as the case may be; and

        (viii) unless the context requires otherwise, references in this Agreement to “Belo” will be deemed to refer to the applicable member of the Belo Group and to “Newspaper Holdco” will be deemed to refer to the applicable member of the Newspaper Holdco Group.

ARTICLE 2

GENERAL PRINCIPLES

2.1 Employment After the Distribution.

(a) Belo Employees. Each individual who, immediately prior to the Effective Time, is actively employed by a member of the Belo Group (a “Belo Employee”) will continue to be an employee of such Belo Group member immediately after the Effective Time. Belo will honor any legal right of any Belo Employee or Former Belo Employee in a leave or other non-working status to return to work by providing such employee or former employee employment on terms that comply with such right.

(b) Newspaper Holdco Employees. Each individual who, immediately prior to the Effective Time, is actively employed by a member of the Newspaper Holdco Group (a “Newspaper Holdco Employee”) will continue to be an employee of such Newspaper Holdco Group member immediately after the Effective Time. For the avoidance of doubt, the term “Newspaper Holdco Employee” includes the following corporate employees of Belo and any other corporate employee of Belo who transfers employment to Newspaper Holdco or another member of the Newspaper Holdco Group at or prior to the Effective Time in connection with the Distribution: Robert W. Decherd, Donald F. Cass, Jr., Alison K. Engel and Daniel J. Blizzard. Newspaper Holdco will honor any legal right of any Newspaper Holdco Employee or Former Newspaper Holdco Employee in a leave or other non-working status to return to work by providing such employee or former employee employment on terms that comply with such right.

(c) Paid Time Off; Leave of Absence Policies. Newspaper Holdco will recognize and assume all Liability for all vacation, holiday, sick leave, flex days, personal days and other paid time off accrued by Newspaper Holdco Employees as of the Distribution Date, and Newspaper Holdco will credit each Newspaper Holdco Employee with such accruals. In addition, Newspaper Holdco will continue to apply the leave of absence policies maintained by Belo to inactive Newspaper Holdco Employees who are on an approved leave of absence as of the Distribution Date.

(d) At Will Status. Notwithstanding the provisions of Section 2.1(a) or Section 2.1(b) or any other provision of this Agreement, nothing in this Agreement will create any obligation on the part of any member of the Belo Group or any member of the Newspaper Holdco Group to continue the employment of any employee for any definite period following the Distribution Date or will change the employment status of any employee from “at will.”

(e) Separation from Service; Change in Control. Neither the Distribution nor any of the transactions contemplated by the Distribution Agreement and the Ancillary Agreements will be deemed to be a separation from service or other termination or severance of employment of any Belo Employee or Newspaper Holdco Employee, or a change in control of Belo or any of its Subsidiaries for purposes of any Belo Benefit Plan or of any Newspaper Holdco Benefit Plan, except as otherwise expressly provided in this Agreement.

2.2 Compliance with Employment Laws. As of the Effective Time (i) Belo will be responsible for adopting and maintaining any policies or practices and for all other actions necessary to comply with employment-related Laws and requirements relating to the employment of Belo Employees and the treatment of Former Belo Employees with respect to their former employment with a member of the Belo Group and (ii) Newspaper Holdco will be responsible for adopting and maintaining any policies or practices and for all other actions necessary to comply with employment-related Laws and requirements relating to the employment of Newspaper Holdco Employees and the treatment of Former Newspaper Holdco

Employees with respect to their former employment with a member of the Newspaper Holdco Group.

2.3 Employee Records.

(a) Records Relating to Belo Employees and Former Belo Employees. All records and data in any form relating to Belo Employees and Former Belo Employees will be the property of Belo, except that data pertaining to such employees and relating to any period that such employees were employed by a member of the Newspaper Holdco Group will be jointly owned by Belo and Newspaper Holdco.

(b) Records Relating to Newspaper Holdco Employees and Former Newspaper Holdco Employees. All records and data in any form relating to Newspaper Holdco Employees and Former Newspaper Holdco Employees will be the property of Newspaper Holdco, except that data pertaining to such employees and relating to any period that such employees were employed by a member of the Belo Group will be jointly owned by Newspaper Holdco and Belo.

(c) Sharing of Records. The Parties will provide each other such records and information only as necessary or appropriate to carry out their obligations under Law, this Agreement, the Distribution Agreement or any Ancillary Agreement or for the purposes of administering their respective employee benefit plans and policies. Records and data described in this Section 2.3 which are reasonably requested by a Party will be provided to the other Party as soon as reasonably practicable upon such request, provided that the Party requesting records and data will reimburse the Party providing the records and data for the reasonable costs and expenses associated with the provision of such records and data (including a reasonable allocable share of any compensation and overhead expense of personnel assigned to assist in the provision of such records and data, except to the extent that such cost is insignificant). All information and records regarding employment and personnel matters of employees and former employees of the Parties will be accessed, retained, held, used, copied and transmitted in accordance with all Laws and policies relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(d) Maintenance of Records. Belo and Newspaper Holdco each will comply with all applicable Laws and their respective internal policies in effect from time to time with respect to retaining, destroying, transferring, sharing, copying and permitting access to all records and data described in this Section 2.3.

2.4 Assumption and Retention of Liabilities.

(a) Belo Liabilities. As of the Effective Time, except as expressly provided in this Agreement, Belo will assume or retain (i) all Liabilities under all Belo Benefit Plans (other than funded benefit Liabilities), (ii) all Liabilities with respect to the employment or termination of employment of all Belo Employees and Former Belo Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to (A) any member of the Belo Group before, on or after the Distribution Date or (B) any member of the Newspaper Holdco Group before the Distribution Date, (iii) all

Liabilities with respect to any other service provider (including any individual who is, or was, an independent contractor, temporary employee, agency employee or leased employee) to the extent such Liabilities relate to, arise out of or result from the Belo Business (as such term is defined in the Distribution Agreement), and (iv) any other Liabilities expressly assigned to Belo under this Agreement.

(b) Newspaper Holdco Liabilities. As of the Effective Time, except as expressly provided in this Agreement or in the Distribution Agreement, Newspaper Holdco will assume or retain (i) all Liabilities under all Newspaper Holdco Benefit Plans (other than funded benefit Liabilities), (ii) all Liabilities with respect to the employment or termination of employment of all Newspaper Holdco Employees and Former Newspaper Holdco Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to (A) any member of the Newspaper Holdco Group before, on or after the Distribution Date or (B) any member of the Belo Group before the Distribution Date, (iii) all Liabilities with respect to any other service provider (including any individual who is, or was, an independent contractor, temporary employee, agency employee or leased employee) to the extent such Liabilities relate to, arise out of or result from the Newspaper Holdco Business (as such term is defined in the Distribution Agreement), and (iv) any other Liabilities expressly assigned to Newspaper Holdco under this Agreement.

(c) Employee Claims. As of the Effective Time, except as expressly provided in this Agreement or the Distribution Agreement, Newspaper Holdco will assume, and be solely responsible for, the administration, investigation and defense of claims, including ERISA, occupational safety and health, employment standards, union grievances, wrongful dismissal, discrimination or human rights and unemployment compensation claims, asserted at any time against Belo or Newspaper Holdco or their respective Affiliates by any Newspaper Holdco Employee or Former Newspaper Holdco Employee to the extent such claims arise out of or relate to employment to a member of the Newspaper Holdco Group or to a member of the Belo Group prior to the Distribution Date. To the extent that any Action relates to a putative or certified class of plaintiffs, which includes both Belo Employees (or Former Belo Employees) and Newspaper Holdco Employees (or Former Newspaper Holdco Employees) and such Action involves employment or benefit plan claims, the reasonable costs and expenses incurred by the Parties in responding to such Action will be allocated among the Parties equitably in proportion to a reasonable assessment of the relative proportion of Belo Employees (or Former Belo Employees) and Newspaper Holdco Employees (or Former Newspaper Holdco Employees) included in or represented by the putative or certified plaintiff class. Any procedures contained in the indemnification and dispute resolution provisions of the Distribution Agreement will apply with respect to each Party’s obligations under this Section 2.4(c), to the extent such procedures are not inconsistent with the provisions of Section 6.9.

2.5 Newspaper Holdco Participation in Belo Benefit Plans. As of the Effective Time or such earlier time as provided in Section 3.2, Newspaper Holdco and each other member of the Newspaper Holdco Group will cease to participate as an employer in all Belo Benefit Plans, and Belo and Newspaper Holdco each will take all necessary action before the Distribution Date to cause Newspaper Holdco and each other member of the Newspaper Holdco Group to cease such participation.

2.6 Service Credit.

(a) Newspaper Holdco Employees. Except as otherwise provided in this Agreement, for purposes of eligibility, vesting and level of benefits under the Newspaper Holdco Benefit Plans (other than a defined benefit pension plan), Newspaper Holdco will give to each Newspaper Holdco Employee and, if applicable, each Former Newspaper Holdco Employee service credit for any employment with a member of the Belo Group prior to the Distribution Date to the extent that such employment is taken into account under the comparable Belo Benefit Plan.

(b) Transferred Employees.

        (i) With respect to a Belo Employee who transfers employment directly to a member of the Newspaper Holdco Group after the Distribution Date and without any intervening employment by an employer unrelated to the Belo Group or the Newspaper Holdco Group (a “Transferred Belo Employee”), Newspaper Holdco will grant to the Transferred Belo Employee service credit for employment with the Belo Group after the Distribution Date for purposes of eligibility, vesting and, except with respect to a defined benefit pension plan, level of benefits under the Newspaper Holdco Benefit Plans to the extent that such employment was taken into account under the comparable Belo Benefit Plan. In addition, a Transferred Belo Employee will retain all equity awards issued pursuant to a Belo equity plan, and (A) all performance-based equity awards will continue to be earned on the basis of Belo performance as contemplated by such equity award and (B) to the extent the provisions of such equity award relate to the continued employment of the Transferred Employee, employment with the Newspaper Holdco Group will be treated as employment with the Belo Group for purposes of satisfying such provisions.

        (ii) With respect to a Newspaper Holdco Employee who transfers employment directly to a member of the Belo Group after the Distribution Date and without any intervening employment by an employer unrelated to the Newspaper Holdco Group or the Belo Group (a “Transferred Newspaper Holdco Employee”), Belo will grant to the Transferred Newspaper Holdco Employee service credit for employment with the Newspaper Holdco Group after the Distribution Date for purposes of eligibility, vesting and, except with respect to a defined benefit pension plan, level of benefits under the Belo Benefit Plans to the extent that such employment was taken into account under the comparable Newspaper Holdco Benefit Plan. In addition, a Transferred Newspaper Holdco Employee will retain all equity awards issued pursuant to a Newspaper Holdco equity plan, and (A) all performance-based equity awards will continue to be earned on the basis of Newspaper Holdco performance as contemplated by such equity award and (B) to the extent the provisions of such equity award relate to the continued employment of the Transferred Employee, employment with the Belo Group will be treated as employment with the Newspaper Holdco Group for purposes of satisfying such provisions.

2.7 Participant Elections and Beneficiary Designations. All participant elections and beneficiary designations made under any Belo Benefit Plan will continue in effect under the comparable Newspaper Holdco Benefit Plan until such time as the participant changes his or her elections or beneficiary designations in accordance with the procedures of the relevant plan.

2.8 Cooperation. Each of the Parties will cooperate with the other Party and will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE 3

RETIREMENT PLANS

3.1 The G. B. Dealey Retirement Pension Plan. Belo will retain sponsorship of The G. B. Dealey Retirement Pension Plan (the “Pension Plan”), a frozen defined benefit plan, and will administer benefits for Newspaper Holdco Employees and Former Newspaper Holdco Employees who participate in the Pension Plan in accordance with the terms of the Pension Plan. The Distribution will cause each Newspaper Holdco Employee to have a separation from service for purposes of commencing benefits under the Pension Plan at or after age 55. Newspaper Holdco will have the right to appoint one or more members of the committees established by Belo from time to time to manage the assets of the Pension Plan. As sponsor of the Pension Plan, Belo will be solely responsible for satisfying the funding obligations with respect to the Pension Plan in accordance with applicable provisions of ERISA and the Code and retains the sole discretion to determine the amount and timing of any contributions required to satisfy such funding obligations. Belo also retains the right, in its sole discretion, to terminate the Pension Plan and to provide for the payment of accrued Pension Plan benefits through insurance contracts or otherwise. Newspaper Holdco will reimburse Belo in advance for 60 percent of each contribution Belo makes to the Pension Plan in accordance with the provisions of this Section 3.1, including without limitation any contribution made to fully fund and terminate the Pension Plan. Belo will notify Newspaper Holdco at least 30 days in advance of the amount of any contribution it will make to the Pension Plan and the date on which such contribution will be made. Newspaper Holdco will remit its share of the contribution by wire transfer to an account designated by Belo no later than one business day prior to the date of the contribution as indicated in such notice. Notwithstanding the foregoing provisions of this Section 3.1, without the prior written consent of Newspaper Holdco, Belo will not adopt any amendment to the Pension Plan that could reasonably be anticipated to increase the funding cost of the Pension Plan except for any amendment required to comply with applicable Law and except for any amendment adopted in connection with Belo’s decision to terminate the Pension Plan.

3.2 Savings Plans. Prior to the Distribution Date, Newspaper Holdco will establish the Newspaper Holdco Savings Plan, a defined contribution plan intended to qualify under Section 401(a) and Section 401(k) of the Code, with provisions that are substantially identical to the provisions of the Belo Savings Plan then in effect. Prior to the Distribution Date, Belo will cause the vested and nonvested account balances of Newspaper Holdco Employees and Former Newspaper Holdco Employees to be transferred in kind (including participant loan balances and loan documentation) from the Belo Savings Plan to the Newspaper Holdco Savings Plan, and Newspaper Holdco will cause the Newspaper Holdco Savings Plan to assume and be solely responsible for all Liabilities of the Belo Savings Plan with respect to Newspaper Holdco Employees and Former Newspaper Holdco Employees. Upon the transfer of such account balances, Newspaper Holdco and each member of the Newspaper Holdco Group will cease to be a participating employer in the Belo Savings Plan.

3.3 Pension Transition Supplement Plan.

(a) Establishment of the Newspaper Holdco Group Pension Transition Supplement Plan. Prior to the Distribution Date, Newspaper Holdco will establish the Newspaper Holdco Pension Transition Supplement Plan, a defined contribution plan intended to qualify under Section 401(a) of the Code, with provisions that are substantially identical to the provisions of the Belo Pension Transition Supplement Plan then in effect. As soon as practicable after the later of the Distribution Date or the date on which Belo makes its contribution to the Belo Pension Transition Supplement Plan for the 2007 plan year, Belo will cause the vested and nonvested account balances of Newspaper Holdco Employees and Former Newspaper Holdco Employees to be transferred in kind from the Belo Pension Transition Supplement Plan to the Newspaper Holdco Pension Transition Supplement Plan, and Newspaper Holdco will cause the Newspaper Holdco Pension Transition Supplement Plan to assume and be solely responsible for all Liabilities for plan benefits of the Belo Pension Transition Supplement Plan with respect to Newspaper Holdco Employees and Former Newspaper Holdco Employees. Promptly after the transfer of assets to the Newspaper Holdco Pension Transition Supplement Plan, Newspaper Holdco will reimburse Belo for the aggregate contribution made by Belo to its Pension Transition Supplement Plan for the 2007 plan year for the account of Newspaper Holdco Employees and Former Newspaper Holdco Employees.

(b) Transferred Employees. A Transferred Belo Employee who, immediately prior to transferring employment, was eligible to participate in the Belo Transition Supplement Plan and who is an employee of the Newspaper Holdco Group on December 31 of the plan year in which the transfer of employment occurred will be a participant in the Newspaper Holdco Pension Transition Supplement Plan for the entire plan year, and Newspaper Holdco will be responsible for making the pension transition supplement contribution to its plan for the benefit of such employee for such plan year. Conversely, a Transferred Newspaper Holdco Employee who, immediately prior to transferring employment, was eligible to participate in the Newspaper Holdco Transition Supplement Plan and who is an employee of the Belo Group on December 31 of the plan year in which the transfer of employment occurred will be a participant in the Belo Pension Transition Supplement Plan for the entire plan year, and Belo will be responsible for making the pension transition supplement contribution to its plan for the benefit of such employee for such plan year.

3.4 Nonqualified Deferred Compensation Plans.

(a) Pension Transition Supplement Restoration Plan. Prior to the Distribution Date, Newspaper Holdco will also establish the Newspaper Holdco Pension Transition Supplement Restoration Plan, a nonqualified deferred compensation plan, with provisions that are substantially identical to the provisions of the Belo Pension Transition Supplement Restoration Plan then in effect. Newspaper Holdco will assume and discharge all Liabilities of Belo under the Belo Pension Transition Supplement Restoration Plan with respect to Newspaper Holdco Employees and Former Newspaper Holdco Employees for the 2007 plan year. No assets will be transferred to Newspaper Holdco in connection with such assumption of

Liabilities. A transferred employee described in Section 3.3(b) who is eligible to participate in the Pension Transition Supplement Plan of Belo or Newspaper Holdco for the plan year in which the transfer of employment occurred will also be eligible to participate in the Pension Transition Supplement Restoration Plan of Belo or Newspaper Holdco, as applicable, for such plan year.

(b) Other Nonqualified Plans. Except as provided in Section 3.4(a), (i) Belo will retain all nonqualified deferred compensation Liabilities with respect to Belo Employees and Former Belo Employees, and (ii) Newspaper Holdco will assume or retain all nonqualified deferred compensation Liabilities with respect to Newspaper Holdco Employees and Former Newspaper Holdco Employees.

ARTICLE 4

WELFARE BENEFIT PLANS

4.1 Establishment of Newspaper Holdco Welfare Benefit Plans. Prior to the Distribution Date, Newspaper Holdco will adopt welfare benefit plans that contain substantially the same benefit provisions as in effect for Newspaper Holdco Employees and Former Newspaper Holdco Employees under the Belo welfare benefit plans immediately prior to the Distribution Date, including such plans providing for retiree benefits. Effective as of the Effective Time, Newspaper Holdco Employees and Former Newspaper Holdco Employees will cease to participate in the Belo welfare benefit plans and will be eligible to participate in the Newspaper Holdco welfare benefit plans in accordance with the terms of such plans. Except as provided in Section 4.6, no assets will be transferred on account of any such plans. Welfare benefit plans include plans providing medical, dental, prescription drug and vision benefits, life insurance, accidental death and disability insurance, business travel accident insurance, long-term and short-term disability benefits, long term care, flexible spending accounts, Employee Assistance Plan, wellness and similar types of plans.

4.2 Treatment of Claims Incurred. The Belo welfare benefit plans will retain liability for payment of all covered claims incurred on or before the Distribution Date by Newspaper Holdco Employees and Former Newspaper Holdco Employees and their covered dependents and beneficiaries, and the Newspaper Holdco welfare benefit plans will assume the liability for payment of all covered claims incurred after the Distribution Date by Newspaper Holdco Employees and Former Newspaper Holdco Employees and their covered dependents and beneficiaries.

4.3 Credit for Co-Pays and Deductibles. The Newspaper Holdco welfare benefit plans will give credit in the plan year of the Distribution Date for any amount paid by Newspaper Holdco Employees and Former Newspaper Holdco Employees and their covered dependents or beneficiaries in such year under the Belo welfare benefit plans toward deductibles, co-payments, out-of-pocket maximums or other similar limitations under the Belo welfare benefit plan. Except as otherwise provided in the next sentence, for purposes of any life-time maximum limit on benefits paid with respect to a covered participant, the Newspaper Holdco welfare plans will recognize any benefits paid with respect to a Newspaper Holdco Employee or Former Newspaper Holdco Employee prior to the Distribution Date to the same extent such benefits would be recognized in respect of a participant under the Belo welfare benefit plans. With respect to any Newspaper Holdco self-funded medical plan, the full lifetime maximum limit with respect to Newspaper Holdco Employees who are plan participants at the Effective Time will be available to such Newspaper Holdco Employees, and no amount of the lifetime maximum limit used by such Newspaper Holdco Employees under any Belo self-funded medical plan will be credited against their lifetime maximum limit under the Newspaper Holdco self-funded medical plan.

4.4 COBRA. Effective as of the Effective Time, Newspaper Holdco will assume and satisfy all requirements under COBRA with respect to claims incurred by all Newspaper Holdco Employees and Former Newspaper Holdco Employees and their qualified beneficiaries after the Distribution Date, including such individuals who are receiving COBRA benefits as of the Distribution Date.

4.5 Third Party Contracts. Belo and Newspaper Holdco will use commercially reasonable efforts to obligate each third party administrator of the Belo welfare benefit plans, each insurer under a group insurance policy that relates to any of the Belo welfare benefit plans and each Health Maintenance Organization that provides medical services under the Belo welfare benefit plans to enter into a separate contract or policy, as applicable, with Newspaper Holdco providing for substantially similar terms and conditions as are contained in the contracts and policies to which Belo is a party. Such terms and conditions will include the financial and termination provisions, performance standards, methodology, auditing policies, quality measures and reporting requirements. In addition, Belo and Newspaper Holdco will use commercially reasonable efforts to cause each of the insurance companies and third party administrators providing services and benefits under the Belo welfare benefit plans and the Newspaper Holdco welfare benefit plans to maintain the premium and/or administrative rates based on the aggregate number of participants in both the Belo welfare benefit plans and the Newspaper Holdco welfare benefit plans as in effect immediately prior to the Distribution Date through the end of the year in which the Distribution Date occurs. To the extent such efforts are not successful, Belo and Newspaper Holdco each will bear the revised premium or administrative rates attributable to the individuals covered by their respective welfare benefit plans.

4.6 Flexible Spending Account Benefit Plan. Effective as of the Effective Time, Newspaper Holdco will establish the Newspaper Holdco Flexible Spending Account Benefit Plan containing provisions that are substantially identical to those of the Belo Flexible Spending Account Benefit Plan then in effect. Prior to the Distribution Date, Belo and Newspaper Holdco will take all actions necessary or appropriate so that, as of the Effective Time, (i) the account balances (whether positive or negative) under the Belo Flexible Spending Account Benefit Plan of Newspaper Holdco Employees and Former Newspaper Holdco Employees who are participants in the Belo Flexible Spending Account Benefit Plan will be transferred to the Newspaper Holdco Flexible Spending Account Benefit Plan and (ii) to the extent not reimbursed by the Belo Flexible Spending Account Benefit Plan as of the Effective Time, Newspaper Holdco Employees will be reimbursed from the Newspaper Holdco Flexible Spending Account Benefit Plan for claims incurred at any time during the plan year of the Belo Flexible Spending Account Benefit Plan in which the Distribution Date occurs on the same basis and the same terms and conditions as under the Belo Flexible Spending Account Benefit Plan. In addition, Belo will transfer to Newspaper Holdco an amount in cash equal to (A) the aggregate payroll deductions credited as of the Effective Time to the accounts of Newspaper Holdco Employees and Former Newspaper Holdco Employees under the Belo Flexible Spending Account Benefit Plan, reduced by (B) the aggregate claims paid as of the Effective Time by the Belo Flexible Spending Account Benefit Plan on behalf of Newspaper Holdco Employees and Former Newspaper Holdco Employees; provided that if the amount of claims described in clause (B) of this sentence exceeds the aggregate payroll deductions described in clause (A), Newspaper Holdco will pay to Belo an amount in cash equal to the difference.

ARTICLE 5

INCENTIVE AWARDS

5.1 Stock Options. Immediately prior to the Effective Time, each Belo Stock Option that is outstanding at such time will be converted into both an adjusted Belo Stock Option and a new Newspaper Holdco Stock Option, each of which will, except as otherwise provided in this Section 5.1, be subject to the same terms and conditions applicable to the Belo Stock Option immediately prior to such adjustment and conversion. The adjustments to the Belo Stock Options and the issuance of the new Newspaper Holdco Stock Options will be effected in a manner intended to satisfy the requirements of Section 424 of the Code and to avoid treatment of such stock options as nonqualified deferred compensation subject to Section 409A of the Code. The adjusted Belo Stock Options and the new Newspaper Holdco Stock Options together will, in the sole and absolute judgment of the Compensation Committee of the Board of Directors of Belo, preserve the intrinsic value of the original Belo Stock Options.

(a) Adjusted Belo Stock Option. Each adjusted Belo Stock Option will cover a number of shares of Series B Belo Common Stock equal to the number of such shares subject to the Belo Stock Option immediately prior to its adjustment, and the per share exercise price of the adjusted Belo Stock Option, rounded up to the nearest 1/100th of a cent, will be determined by multiplying the Belo Post-Distribution Stock Value by the Option Conversion Ratio.

(b) New Newspaper Holdco Stock Option. Each new Newspaper Holdco Stock Option will cover a number of shares of Series B Newspaper Holdco Common Stock, rounded down to the nearest whole share, equal to the number of shares of Series B Belo Common Stock subject to the corresponding Belo Stock Option multiplied by the Equity Adjustment Ratio, and the per share exercise price of such new stock option, rounded up to the nearest 1/100th of a cent, will be determined by multiplying the Newspaper Holdco Stock Value by the Option Conversion Ratio.

(c) Vesting. The adjusted Belo Stock Option and the new Newspaper Holdco Stock Option will take into account all employment (including employment described in Section 2.6(b)) with both the Belo Group and the Newspaper Holdco Group for all purposes, including the determination of when such stock options will vest, become exercisable and expire.

5.2 Restricted Stock Units. Each holder of Belo Restricted Stock Units outstanding immediately prior to the Effective Time will retain such Restricted Stock Units and, in addition, at such time will receive a number of new Newspaper Holdco Restricted Stock Units equal to the number of Belo Restricted Stock Units multiplied by the Equity Adjustment Ratio, rounded down to the nearest whole unit. The Newspaper Holdco Restricted Stock Units will otherwise have substantially the same terms and conditions as the Belo Restricted Stock Units. The Belo Restricted Stock Units outstanding immediately prior to the Effective Time and the Newspaper Holdco Restricted Stock Units issued pursuant to this Section 5.2 will take into account all employment (including employment described in Section 2.6(b)) with both the Belo Group and the Newspaper Holdco Group for purposes of determining when such Restricted Stock Units will vest and be paid. The issuance of the new Newspaper Holdco Restricted Stock Units will be effected in a manner intended not to modify the treatment of such Restricted Stock Units under Section 409A of the Code that applies to the corresponding Belo Restricted Stock Units. The new Newspaper Holdco Restricted Stock Units together with the original Belo Restricted Stock Units will, in the sole and absolute judgment of the Compensation Committee of the Board of Directors of Belo, preserve the intrinsic value of the original Belo Restricted Stock Units.

5.3 Responsibility for Tax Withholding and Reporting. Belo and Newspaper Holdco agree that, unless prohibited by applicable Law, Newspaper Holdco will be responsible for all tax withholding and reporting obligations and will pay the employer’s share of any employment tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the adjusted or new equity awards described in Section 5.1 and Section 5.2 held by Newspaper Holdco Employees and Former Newspaper Holdco Employees. Belo and Newspaper Holdco further agree that, unless prohibited by applicable Law, Belo will be responsible for all tax withholding and reporting obligations and will pay the employer’s share of any employment tax obligations that arise in connection with the grant, vesting, exercise, transfer or other settlement of the equity awards held by Belo Employees and Former Belo Employees. If the withholding provisions described above are not permitted by applicable Law, the Parties will make an equitable adjustment to reflect the proper payor.

5.4 Approval and Terms of New Newspaper Holdco Awards. The Newspaper Holdco awards to be granted pursuant to Section 5.1 and Section 5.2 will be granted under a Newspaper Holdco equity incentive plan effective as of the Effective Time, the terms of which will be substantially similar to the terms of the Belo 2004 Executive Compensation Plan in effect immediately prior to the Effective Time. Prior to the Effective Time, Belo will cause Newspaper Holdco to take such actions and obtain such approvals as are necessary or desirable to ensure that the issuance of the new Newspaper Holdco awards on the Effective Time will comply with all applicable tax and securities Laws and stock exchange requirements. Newspaper Holdco will be responsible for any such actions or approvals after the Effective Time, including any required approval by the public shareholders of Newspaper Holdco.

ARTICLE 6

MISCELLANEOUS

6.1 Amendment and Termination of Benefit Plans. The Parties do not intend this Agreement to be an amendment to any Benefit Plan. However, except as otherwise expressly provided herein, nothing in this Agreement will limit the ability of either Party to amend or terminate a Benefit Plan after the Distribution Date.

6.2 Complete Agreement; Representations.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

(b) Representations. Belo represents on behalf of itself and each other member of the Belo Group, and Newspaper Holdco represents on behalf of itself and each other member of the Newspaper Holdco Group as follows:

        (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

        (ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes its valid and binding agreement enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

6.3 Costs and Expenses. Except as expressly provided in this Agreement, Belo will bear all direct and indirect costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby; provided that from and after the Distribution, each Party will bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement, and any such expense that constitutes a Reimbursable Expense within the meaning of the Distribution Agreement will be subject to the reimbursement provisions of the Distribution Agreement.

6.4 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to the conflicts of laws principles thereof.

6.5 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:

(a) if to Belo or any member of the Belo Group:

Belo Corp.

400 South Record Street

Dallas, Texas 75202

Attention: Chief Executive Officer

Facsimile No.: [intentionally left blank]

With a copy to: Chief Financial Officer

Facsimile No.: [intentionally left blank]

(b) if to Newspaper Holdco or any member of the Newspaper Holdco Group:

A. H. Belo Corporation

400 South Record Street

Dallas, Texas 75202

Attention: Chief Executive Officer

Facsimile No.: [intentionally left blank]

With a copy to: Chief Financial Officer

Facsimile No.: [intentionally left blank]

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 6.5, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 6.5, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this Section 6.5, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

6.6 Amendment, Modification or Waiver.

(a) Amendment. Prior to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, by Belo in its sole discretion by execution of a written document delivered to Newspaper Holdco. Subsequent to the Effective Time, this Agreement may be amended, modified, waived, supplemented or superseded, in whole or in part, only by a written document signed by duly authorized signatories of the Parties.

(b) Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, will be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

6.7 No Assignment; Binding Effect; No Third-Party Beneficiaries.

(a) Assignment and Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempt to do so will be void, except that each Party may assign any or all of its rights, interests and obligations hereunder to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein; provided further that no assignment will relieve the assigning Party of any of its obligations under this Agreement, unless expressly so provided. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

(b) No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.9 Negotiation. In the event that any dispute arises between the Parties that cannot be resolved, either Party will have the right to refer the dispute for resolution to the chief financial officers of the Parties by delivering to the other Party a written notice of such referral (a “Dispute Notice”). Following receipt of a Dispute Notice, the chief financial officers of the Parties will negotiate in good faith to resolve such dispute. In the event that the chief financial officers of the Parties are unable to resolve such dispute within 15 business days after the date of the Dispute Notice, either Party will have the right to refer the dispute to the chief executive officers of the Parties, who will negotiate in good faith to resolve such dispute. In the event that the chief executive officers of the Parties are unable to resolve such dispute within 30 business days after the date of the Dispute Notice, either Party will have the right to commence litigation in accordance with the provisions of the Distribution Agreement. The Parties agree that all discussions, negotiations and other Information exchanged between the Parties during the foregoing dispute resolution proceedings will be without prejudice to the legal position of a Party in any subsequent Action.

6.10 Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved will have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

6.11 Texas Forum. Subject to the prior exhaustion of the procedures set forth in Section 6.9 and to the fullest extent permitted by applicable Law, each Party hereto (i) agrees that all Actions arising out of, relating to or in connection with this Agreement or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, or the transactions contemplated hereby, will be brought only in the United States District Court for the Northern District of Texas or any Texas State court, in each case, located in Dallas County and not in any other State or Federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in Dallas County for purposes of all legal proceedings arising out of, or in connection with, this Agreement and the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such action brought in such a court or any claim that any such action brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.5 or any other manner as may be permitted by Law will be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

6.12 Interpretation; Conflict With Distribution Agreement. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and will not in any way affect the meaning or interpretation of this Agreement. Except as specifically set forth in this Agreement, the provisions of this Agreement will govern in the event of any conflict between any provision of this Agreement and that of the Distribution Agreement or any Ancillary Agreement.

6.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

6.14 Effectiveness of the Agreement. Except as provided in Section 3.2, Section 5.1 and Section 5.2, this Agreement will be effective as of the Effective Time.

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first written above.

BELO CORP.

By
Name:
Title:

A. H. BELO CORPORATION

By
Name:
Title: